February 23, 2015

First Trust Exchange-Traded Fund IV
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187


      Re: Fee Wavier Extension Letter for First Trust Enhanced Short Maturity ETF (the "Fund"), a series of First Trust Exchange-Traded Fund IV (the "Trust")

Ladies and Gentlemen:

      Reference is hereby made to that certain Fee Waiver Agreement between the Trust, on behalf of the Fund, and First Trust Advisors L.P., the investment advisor to the Fund (the "Advisor"), dated as of August 1, 2014 (the "Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreement.

      The Advisor hereby agrees to waive investment management fees otherwise payable to it by the Fund in the amount of 0.20% of the Fund's average daily net assets (the "Waived Amount") and that the Waiver Term shall continue until March 2, 2016. The parties hereby acknowledge that with the exception of the Waived Amount and the Waiver Term, the Agreement shall remain in full force and effect.


                                            Very Truly Yours,

                                            FIRST TRUST ADVISORS L.P.


                                            /s/ Mark R. Bradley
                                            ---------------------------------
                                            Mark R. Bradley
                                            Chief Financial Officer and Chief
                                            Operating Officer


AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund IV,
on behalf of First Trust Enhanced
Short Maturity ETF


/s/ James M. Dykas
---------------------------------
James M. Dykas
Treasurer, Chief Financial Officer and
Chief Accounting Officer